UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 23, 2009

OLD REPUBLIC INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-10607	36-2678171
State or Other Jurisdiction	Commission File Number	I.R.S. Employer
of Incorporation		Identification Number
307 North Michigan Avenue, Chicago, Illinois 60601
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (312) 346-8100
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
  On April 29, 2009, Old Republic International Corporation (the “Company”) completed a registered underwritten public offering of 8.00% Convertible Senior Notes due 2012 in the aggregate principal amount of $316,250,000 (the “Notes”) pursuant to an Underwriting Agreement, dated April 23, 2009, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein (the “Underwriting Agreement”).
The Notes were registered pursuant to a Registration Statement on Form S-3 (No. 333-142462), including the preliminary prospectus supplement dated April 22, 2009, and a final prospectus supplement dated April 23, 2009, filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended.
The Company issued the Notes under an indenture dated as of August 15, 1992 (the “Base Indenture”), as supplemented by a supplemental indenture dated as of April 29, 2009 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each between the Company and Wilmington Trust Company, as trustee (the “Trustee”). The Base Indenture was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 22, 2009. The Supplemental Indenture (including the form of Notes) is filed as Exhibit 4.1 hereto. The terms of the Indenture and the Notes issued pursuant to the Indenture are described in the sections of the Preliminary Supplement and Final Supplement relating to the Notes entitled “Description of Notes,” which is incorporated herein by reference. The following description of the Notes and the Indenture is a summary and is not meant to be a complete description of the Notes and the Indenture. This description is qualified in its entirety by reference to the detailed provisions of the Supplemental Indenture.
The Notes bear interest at a rate of 8.00% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2009. The Notes will mature on May 15, 2012, unless earlier repurchased by the Company or converted. The Notes are convertible at any time prior to the close of business on the second scheduled trading day prior to the maturity date (as described in the Supplemental Indenture) at an initial conversion rate of 86.8056 shares of common stock per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $11.52 per share), subject to adjustment in certain circumstances as set forth in the Supplemental Indenture. The initial conversion price represents a conversion premium of 20% over the closing price of our common stock on April 23, 2009 of $9.60 per share.
Upon a fundamental change (as described in Section 3.01 of the Supplemental Indenture), holders may require the Company to repurchase all or a portion of their Notes at a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. The Notes are not redeemable at the Company’s option prior to maturity.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company or a significant subsidiary, the principal amount of the securities together with any accrued and unpaid interest thereon will automatically be and become immediately due and payable.
In connection with the issuance and sale by the Company of the Notes as described in response to Item 1.01 of this Current Report, the following exhibits are filed with this Current Report on Form 8-K and are incorporated by reference into the Company’s Registration Statement on Form S-3 (Registration No. 333-142462): (i) the Underwriting Agreement (Exhibit 1.1 to this Current Report), (ii) the Supplemental Indenture and form of Note (Exhibit 4.1 to this Current Report), (iii) the Computation of Ratio of Earnings to Fixed Charges (Exhibit 12.1 to this Current Report), and (iv) the legal opinions and consents of Locke Lord Bissell & Liddell LLP (Exhibits 5.1, 8.1 and 23.1 to this Current Report).
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by Item 2.03 relating to the Notes and the Indenture is contained in Item 1.01 above and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits
1.1	Underwriting Agreement, dated April 23, 2009, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

4.1	Supplemental Indenture dated as of April 29, 2009, between the Company and Wilmington Trust Company as trustee (including the form of Notes)

5.1	Opinion of Locke Lord Bissell & Liddell LLP

8.1	Opinion of Locke Lord Bissell & Liddell LLP

12.1	Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1 and Exhibit 8.1)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD REPUBLIC INTERNATIONAL
CORPORATION

Date: April 29, 2009
	By:	/s/ Spencer LeRoy III Spencer LeRoy III Senior Vice President, General Counsel, and Secretary